Exhibit 99.1

For more information, contact:

Inna Vyadro	William J. Stuart

Director of Investor Relations	Chief Financial Officer

Soapstone Networks	Soapstone Networks

978-715-2300	978-715-2300

ivyadro@soapstonenetworks.com	wstuart@soapstonenetworks.com

Soapstone Networks Announces Approval of Plan of

Liquidation and Dissolution by Stockholders

Sets Dividend Payment Date

Billerica, MA, July 28, 2009 — Soapstone Networks Inc. (NASDAQ: SOAP), today announced that, at the Company’s annual meeting of stockholders held on July 28, 2009, the stockholders of Soapstone Networks voted to approve the liquidation and dissolution of the Company pursuant to a Plan of Liquidation and Dissolution (the “Plan of Liquidation”).

As previously announced by the Company, in connection with the approval of the Plan of Liquidation, the Company’s Board of Directors has approved an extraordinary cash dividend of $3.75 per share of the Company’s common stock. The dividend will be paid on July 29, 2009 and the Company’s stock will trade ex-dividend commencing July 30, 2009.

The Company intends to file a certificate of dissolution on July 31, 2009 with the Delaware Secretary of State in accordance with the Plan of Liquidation. At the close of business on July 31, 2009, the Company expects to close its stock transfer books and cease recording transfers of shares of its common stock. At that time, the Company’s common stock, and stock certificates evidencing the shares of common stock, will no longer be assignable or transferable on the Company’s books. We have notified Nasdaq OMX of the date we intend to file our certificate of dissolution, and we will seek to delist our shares of common stock as soon as practicable thereafter. In addition, we requested that the Nasdaq Global Market suspend the trading of our common stock effective at the close of business on July 31, 2009. After the Company ceases trading on the Nasdaq Global Market as a result of such suspension, shares of the Company’s common stock held in street name with brokers may be traded in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the OTC Bulletin Board or the Pink Sheets. Such trading will reduce the market liquidity of the Company’s common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of the Company’s common stock, if they are able to trade the Common Stock at all.

The Board of Directors has fixed July 31, 2009 as the record date for determining stockholders entitled to receive any future distributions of available assets and as the final date for the recording of stock transfers. Only those stockholders of record as of the close of business on July 31, 2009 (the “Record Stockholders”), will be entitled to such future distributions. The Company anticipates that its first distribution after the July 31, 2009 record date is not likely to occur prior to the first quarter of 2010. Prior to winding up its affairs under Delaware law, the Company intends to make at least one additional liquidating distribution to the Record Stockholders. The Company has not yet established the timing or per share amount of any such distributions.

CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

This release contains information about Soapstone Networks’ future expectations, potential dividends, liquidation obligations, expenses and plans, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the following: our board of directors could elect to abandon or delay implementation of the Plan of Liquidation; the precise nature, amount and timing of any distributions to stockholders will depend on and could be delayed by, among other things, sales of our assets, claim settlements with creditors, resolution of outstanding litigation matters and unexpected or greater than expected expenses; our stockholders could be liable to our creditors in the event we fail to create an adequate contingency reserve to satisfy claims against us; we could incur costs to terminate, retain or replace personnel and consultants; the limited ability of our stockholders to publicly trade our stock after we close our stock transfer books on the date we file a certificate of dissolution with the Delaware Secretary of State; and we will continue to incur the expenses of complying with public company reporting requirements. Further information on potential risk factors that could affect Soapstone, its business and its financial results are set forth in Soapstone’s filings with the Securities and Exchange Commission. Soapstone does not undertake any duty to update forward-looking statements.

About Soapstone Networks Inc.

Soapstone Networks Inc. is based in Billerica, Massachusetts. For more information about Soapstone, visit www.soapstonenetworks.com or phone 978-715-2300.